NATIONS FUND TRUST
                        (A Massachusetts Business Trust)

                      CERTIFICATE: CLASSIFICATION OF SHARES


         The undersigned, Assistant Secretary of Nations Fund Trust (the "Trust"), hereby certifies that the Board of Trustees of the Trust duly adopted the following votes by unanimous written consent dated as of June 1, 1993:

         WHEREAS, it has been recommended that the Trust add an Investor C Shares class to the Nations Government Money Market Fund and Nations Tax Exempt Fund (the "Money Market Funds") of the Trust which are to be offered to customers of certain financial institutions and broker/dealers that have entered into a Shareholder Servicing Agreement with the Trust ("Servicing Agents"); and

         WHEREAS, in deciding whether to amend the Multi-Class Distribution Structure with respect to the Money Market Funds, the Trustees have considered the interests of each Money Market Fund and its prospective shareholders;

         NOW THEREFORE BE IT:

         VOTED, that pursuant to Section 5.1 of the Trust's Declaration of Trust, an unlimited number of authorized, unissued shares be, and they hereby are, allocated by the Board of Trustees, including a majority of the independent Trustees to each of the Money Market Funds and divided into and classified as a separate class of each Money Market Fund as follows:

                (i)      Nations Government Money Market Fund-Investor C Shares;

                (ii)     Nations Tax Exempt Fund--Investor C Shares; and further

         VOTED, that consideration received by the Trust for the issue or sale of any class of a Money Market Fund's Shares (individually a "Class" and collectively the "Classes") shall be invested and reinvested with the consideration received by the Trust for the issue and sale of all of such Fund's other Classes, together with all income, earnings, profits and proceeds thereof, including the proceeds derived from the sale, exchange or liquidation thereof, any funds or payments

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derived from any reinvestment of such proceeds in whatever form the same may be, and any general assets of the Trust allocated to a particular Money Market Fund by the Board of Trustees in accordance with the Trust's Declaration of Trust, and each share of any Class of a Money Market Fund (individually, a "Share" and collectively, the "Shares") shall share equally with each Share of all of the Classes of such Money Market fund in such consideration and other assets, income, earnings, profits and proceeds thereof; and further

         VOTED, that each Share of each Class of a Money Market Fund shall be charged equally with each Share of all the Classes of such Fund with the expenses and liabilities of the Trust that are general expenses and liabilities applicable to all Shares of the Trust or are expenses and liabilities applicable only to such Money market Fund's Shares, except that:

         (i) Expenses related to Investor A Shares' Rule 12b-1 Plan and/or Shareholder Servicing Plan attributable to Investor A Shares of a Money Market Fund shall be charged only to such Investor A Shares;

         (ii) Expenses related to Investor B Shares' Rule 12b-1 Plan and/or Shareholder Servicing Plan attributable to Investor B Shares of a Money Market Fund shall be charged only to such Investor B Shares;

         (iii) Expenses related to Investor C Shares' Shareholder Servicing Plan attributable to Investor C Shares of a Money Market Fund shall be charged only to such Investor C Shares;

         (iv) Expenses related to Trust B Shares' Shareholder Services Plan attributable to Trust B Shares of a Money Market Fund shall be charged only to such Trust B Shares;

         (v) Retail transfer agency fees attributable to Investor A, Investor B and Investor C Shares of a Money Market Fund (collectively, the "Investor Shares") shall be charged only to such Investor Shares; and


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         (vi)     Transfer agency fees attributable to Trust A and Trust B
                  Shares of a Money Market Fund (collectively, the "Trust Shares") shall be charged only to such Trust Shares; and further

         VOTED, that each Class of a Money Market Fund's Shares shall otherwise have the same preferences, conversion, and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as each other Class of Shares of such Fund except that:

         (i) as otherwise expressly required by law, or when the Trustees determine that the matter to be voted upon affects only the interest of the shareholders of a particular Class or particular Fund, only Shares of that Class or Fund will be allowed to vote on that matter; and

         (ii) only holders of a Class of Investor Shares will be entitled to vote on a matter submitted to shareholder vote with respect to the 12b-1 Plan applicable to such Class of Investor Shares; and further

         VOTED, that the appropriate officers of the Trust be, and each of them hereby is, authorized and directed to execute and deliver the appropriate Notice or Amendment to The Boston Company Advisors, Inc., Funds Distributor, Inc., and The Shareholder Services Group, Inc. with regard to the Trust's administration, distribution and transfer agency agreements, respectively, to effect the implementation of the amendment to the Multi-Class Distribution Structure, and that the appropriate officers of the Trust be, and each hereby is, authorized to execute such Notices and Amendments, in consultation with the Trust's counsel, the execution and delivery of such documents to be conclusive of the Board of Trustees approval; and further

         VOTED, that the appropriate officers of the Trust be, and each of them hereby is, authorized to take all such actions as and when the officers taking such action, in consultation with the Trust's counsel, deems necessary or appropriate to effect implementation of the amendment to the Multi-Class Distribution Structures including, but not limited to executing, sealing, delivering and filing a Certificate and/or Amendment to the Declaration of Trust, and any and all other documents, instruments, papers and writings.


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         The foregoing resolutions remain in full force and effect as of the date hereof.

         Dated:  July 8, 1993

                                                         /s/ John. E.  Pelletier
                                                         -----------------------
                                                         John E. Pelletier
                                                         Assistant Secretary



         Subscribed and sworn to before
         me this 8th day of July, 1993.

             /s/ Laurie C. Cadell
         ------------------------------
         Notary Public or Commissioner of Deeds
         My Commission Expires: 04/24/93



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